/C O R R E C T I O N -- The McClatchy Company/

In the news release, McClatchy Reports Fourth Quarter 2012 Earnings, issued 07-Feb-2013 by The McClatchy Company over PR Newswire, we are advised by the company that in the "Management's Comments" section, the tenth paragraph, fourth sentence, should read "Based on preliminary data, we estimate that January 2013 advertising revenues were down in the same range as the fourth quarter on a 13-week basis." rather than "Based on preliminary data, we estimate that January 2013 revenues were down in the same range as the fourth quarter on a 13-week basis." as originally issued inadvertently. The complete, corrected release follows:

McClatchy Reports Fourth Quarter 2012 Earnings

-- Refinanced 11.5% senior secured notes extending maturity and reducing interest

-- Digital-only advertising revenues up 14.9% from comparable 13-week 2011 quarter

-- Plus Program launched and expected to add more than $20 million to 2013 revenues

-- Advertising revenue from nontraditional sources now at 36.0% of total advertising

SACRAMENTO, Calif., Feb. 7, 2013 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported a net loss in the fourth quarter of 2012 of $30.0 million or 35 cents per share, including a $60.0 million after-tax loss on debt refinancing. In the fourth quarter of 2011 the company reported net income of $42.0 million or 49 cents per diluted share.

The company's fiscal 2012 reporting period is a 53-week year compared to a 52-week year in 2011, and as a result, the fiscal fourth quarter of 2012 includes 14 weeks compared to 13 weeks in the 2011 fiscal fourth quarter. The company estimates that the reported net loss in 2012 was reduced by approximately $4.0 million because of the additional week being reported.

Fourth Quarter Results:

Revenues in the fourth quarter of 2012 were $355.7 million, up 1.2% from the fourth quarter of 2011. On a 13-week basis, fourth quarter total revenues were an estimated $333.0 million, down 5.3% compared to fourth quarter 2011, with advertising revenues of approximately $253.9 million, down 6.3%, and circulation revenues of about $65.7 million, down 1.9%. On a 13-week basis, total digital advertising revenues grew 3.5% in the fourth quarter of 2012, with digital-only advertising revenues up 14.9% from the 2011 quarter. Total digital advertising represented 20.2% of total advertising revenues in the fourth quarter of 2012 compared to 18.5% of total advertising revenues in the fourth quarter of 2011.

Results in the fourth quarter of 2012 included the following items:

  A loss from the extinguishment of debt totaling $94.5 million ($60.0 million after-tax) related to the refinancing of the company's 11.5% secured bonds due in 2017.
  A reduction to equity income totaling $7.0 million ($4.3 million after-tax) related to an impairment charge taken by a company in which McClatchy is a minority owner.
  Accelerated depreciation totaling $2.3 million ($1.3 million after-tax) related to relocating Miami newspaper operations.
  Severance and other restructuring charges totaling $2.3 million ($1.4 million after-tax).
  The reversal of non-cash interest expense totaling $0.4 million ($0.2 million after-tax) related to the release of tax reserves.
  A favorable adjustment to net income totaling $3.0 million for a reduction to tax reserves related to state tax positions previously taken.

Income in the fourth quarter of 2012, excluding the net impact of these items, was $33.8 million compared to income in the fourth quarter of 2011 adjusted for certain items of $43.2 million. (Non-GAAP measurements are discussed below.)

Operating cash expenses on a comparable 13-week period, excluding charges associated with restructuring plans, declined approximately $2.8 million, or 1.2%, from the 2011 quarter. Operating cash flow, a non-GAAP measure, was $118.0 million, and was an estimated $109.5 million on a 13-week basis, in the fourth quarter of 2012.

Full Year Results:

Net loss for fiscal 2012 was $0.1 million, or 0 cents per share and included the $60.0 million after-tax loss on debt refinancing taken in the fourth quarter of 2012. Net income for fiscal 2011 was $54.4 million, or 63 cents per diluted share.

Revenues in 2012 were down 3.1% to $1.231 billion compared to $1.270 billion in 2011. On a 52-week basis, 2012 total revenues were an estimated $1.208 billion, down 4.9% compared to 2011 total revenues, with advertising revenues of approximately $898.2 million, down 6.1% and circulation revenues of approximately $258.4 million, down 1.5%.

Results in 2012 included the following items:

  A loss from the extinguishment of debt totaling $88.4 million ($56.1 million after-tax) primarily related to the refinancing of the company's 11.5% secured bonds due in 2017.
  A reduction to equity income totaling $7.0 million ($4.3 million after-tax) related to an impairment charge taken by a company in which McClatchy is a minority owner.
  Accelerated depreciation totaling $8.8 million ($5.3 million after-tax) primarily related to relocating Miami newspaper operations.
  Severance and other restructuring charges totaling $9.5 million ($5.9 million after-tax).
  The reversal of non-cash interest expense totaling $8.1 million ($5.1 million after-tax) related to the release of tax reserves.
  A favorable adjustment to net income totaling $10.0 million for tax settlements and adjustments to reserves related to state tax positions previously taken.

Income in 2012, excluding the net impact of these items, was $56.4 million compared to income in 2011 adjusted for certain items of $60.1 million. (Non-GAAP measurements are discussed below.)

Debt Refinancing:

On Dec. 18, 2012, the company issued $910 million aggregate principal amount of 9.0% Senior Secured Notes due 2022 and retired $762.4 million aggregate principal amount of its 11.50% Senior Secured Notes due 2017; and on Dec. 31, 2012, it retired $68,000 aggregate principal amount of the 11.5% Senior Secured Notes due 2017. On Jan. 17, 2013, the company redeemed in full the remaining $83.5 million aggregate principal amount of its 11.5% Senior Secured Notes due 2017.

Management's Comments:

Commenting on McClatchy's results, Pat Talamantes, McClatchy's President and CEO, said, "As we look back on 2012, we see a year in which the company made great progress on many fronts. Our successful transition to a hybrid print and digital media company continued as we were able to grow our nontraditional revenue sources with new product introductions while cultivating and enhancing our existing products. In addition, we were able to strengthen the company's capital structure by refinancing a good portion of our debt at a lower interest rate while extending the maturity date by five years.

"In spite of a softer-than-expected Christmas season for our advertisers, our ad revenue picture improved through most of 2012. On a 52-week basis, advertising revenues were down 6.1% in 2012 compared to down 7.7% in 2011. In the fourth quarter of 2012, advertising revenues were down 6.3% despite going up against the toughest comparison of the year.

"We have been focused on diversifying and growing our revenue stream and believe that our year-over-year revenue improvement speaks to the success of this strategy. We were again pleased that advertising revenues from both digital and direct marketing grew in the quarter. These two sources now contribute more than 36% of our advertising revenues on a combined basis.

"Our unrelenting focus on growing our digital business continues to be rewarded. Total digital advertising revenues in the fourth quarter of 2012 were up 3.5% on a 13-week basis. Our digital traffic also grew in the quarter with daily average local unique visitors to our websites and mobile content up 3.4% compared to the same quarter of 2011. Digital-only revenues were up double digits for every quarter in 2012 with the fourth quarter up 14.9%. Digital advertising now represents 20.2% of McClatchy's total advertising revenues compared to 18.5% in 2011. McClatchy's digital advertising revenues reached a record high in 2012 of $197.0 million on a 52-week basis.

"Direct marketing advertising revenues were up 1.8% in the fourth quarter on a 13-week basis. Over the last 11 quarters, this category has shown positive growth in all but one quarter. Direct marketing accounted for 15.9% of total advertising revenues in the quarter and more than 14% for 2012.

"The company-wide rollout of our new subscription packages, known as our Plus Program, is exceeding our initial expectations. Under the Plus Program, a metered paywall at each of our newspaper websites requires users to pay for content after accessing a limited number of pages or news articles for free each month. Existing home delivery subscribers are given full access to the digital content and rolled into a higher-priced, bundled print and digital subscription when their newspaper subscription renews.

"The early results are promising: a vast majority of renewing subscribers have accepted the program, telling us our print readers value our content and high-quality journalism and are willing to pay for it in a digital format. Similarly, we have added thousands of new digital-only subscribers to our paying customer base. In total, the Plus Program contributed $1.2 million in incremental revenues in 2012 which is impressive considering that most of our newspapers launched the program in the fourth quarter. We believe that the new Plus Program could result in more than $20 million in new revenues by the end of the year.

"Cash expenses, excluding restructuring costs and on a 13-week basis, were down 1.2% in the quarter as compared to the fourth quarter of 2011. We continued to carefully balance expense management with strategically investing in our products. For instance, our cash expenses declined even though we invested approximately $2.0 million in new revenue initiatives and enterprise-wide operating systems in the fourth quarter.

"Our share of income from all equity investments was $4.9 million in the fourth quarter of 2012 and $31.9 million for fiscal 2012. McClatchy's equity investments, particularly our digital investments, are consistently producing strong results which speak to the staying power of the underlying products. We received $38.6 million in distributions in fiscal 2012, including $18.9 million coming from Classified Ventures, LLC and $15.0 million from CareerBuilder, LLC. These are healthy, growing internet companies that are strategically important to our newspapers.

"Looking forward, we will continue to focus on our new products and revenue initiatives, especially in digital and direct marketing while enhancing our existing products. And we expect revenues from our new Plus Program in 2013 will grow as readers renew their subscriptions. We believe this will translate into an improving revenue picture for McClatchy in 2013. Based on preliminary data, we estimate that January 2013 advertising revenues were down in the same range as the fourth quarter on a 13-week basis. Given the incremental revenues from our Plus Program, we expect the decline in total revenues in the first quarter of 2013 to improve somewhat compared to the decline we reported in the fourth quarter of 2012.

"Our disciplined approach to expense management remains firmly in place as we continue to balance opportunities to invest in our business. We expect to continue to benefit from stability in newsprint pricing in 2013. Despite additional investments in new revenue initiatives and enterprise-wide operating systems and higher pension expenses, which together are expected to total about $5 million, we expect cash expenses in the first quarter of 2013 to be flat compared to last year. For full year 2013, we expect investments in new products and systems will total approximately $10 million and that pension expenses could be higher by $10 million to $12 million. Even so, we expect total cash expenses to be flat with 2012 expenses on a 52-week basis."

Elaine Lintecum, McClatchy's CFO said, "We view the successful issuance of our new $910.0 million 9.0% senior notes due 2022 as a strong vote of confidence in the company's future prospects. Even though we had five years until our 2017 secured bonds matured, this was the right time to do the refinancing given the historically attractive market conditions. Our proforma effective interest rate on debt, after including the retirement of the remaining 11.5% notes in January of this year, is 7.8%, down from 9.1%, and cash interest savings in 2013 is expected to be about $15 million. That savings improves our free cash flow and the extended maturity gives us flexibility to execute our strategic plans and create shareholder value.

"We used the proceeds from the offering to retire $846.0 million of the company's 11.5% notes. In December 2012, $762.4 million of the 11.5% notes were retired leaving us with a debt balance of $1.712 billion at the end of 2012. The remaining $83.6 million of 11.5% notes were fully redeemed by January 17, 2013, leaving a debt balance of $1.628 billion.

"In addition to the successful bond offering, we were also able to further improve our financial flexibility by increasing our revolving line of credit to $75.0 million while extending the maturity date of the facility to December 2017. Our leverage ratio at the end of the fourth quarter as defined in our credit agreement was 4.72 times cash flow and our interest coverage was 2.44 times. Adjusting for completing the retirement of the remainder of the 11.5% notes in mid January, our proforma leverage ratio was 4.49 times cash flow.

"We ended 2012 with a cash balance of $113.1 million providing the funds for the completion of our debt refinancing. We contributed $7.5 million to our pension plan in early 2013 and expect that there will be no substantial additional cash contributions made for the remainder of the year. We estimate that total capital expenditures for 2013 will be approximately $33 million with $12 million of the amount going towards final costs of the new Miami production facility."

The company's statistical report, which summarizes revenue performance for the fourth fiscal quarter of 2012 and for the full fiscal year 2012, follows.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows and operating cash flow margins. Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, restructuring related charges, gain on sale of internet asset, accelerated depreciation on equipment, non-cash impairments, reversal of interest on tax items and other certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments. Operating cash flow margin is defined as operating cash flow divided by net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  The ability to make more meaningful period-to-period comparisons of the company's on-going operating results.
  The ability to better identify trends in the company's underlying business.
  A better understanding of how management plans and measures the company's underlying business.
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 92613413) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the Fort Worth Star-Telegram, The Sacramento Bee, The Kansas City Star,The Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2011, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 270,386	$ 270,948	$ 914,738	$ 956,305
Circulation	70,543	66,953	263,286	262,335
Other	14,735	13,536	52,700	51,000
	355,664	351,437	1,230,724	1,269,640
OPERATING EXPENSES:
Compensation	114,245	104,864	443,401	457,707
Newsprint, supplements and printing expense	38,567	38,313	140,932	145,874
Depreciation and amortization	32,971	30,326	125,275	121,528
Other operating expenses	87,134	87,650	334,980	343,216

	272,917	261,153	1,044,588	1,068,325

OPERATING INCOME	82,747	90,284	186,136	201,315

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(38,509)	(37,739)	(151,334)	(165,434)
Interest income	18	38	88	97
Equity gain in unconsolidated companies, net	4,855	6,482	31,935	27,762
(Loss) gain on extinguishment of debt	(94,504)	1,289	(88,430)	(1,203)
Other - net	(4)	(17)	79	248
	(128,144)	(29,947)	(207,662)	(138,530)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(45,397)	60,337	(21,526)	62,785

INCOME TAX (BENEFIT) PROVISION	(15,382)	18,332	(21,382)	8,396

NET (LOSS) INCOME	(30,015)	42,005	(144)	54,389

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$ (0.35)	$ 0.49	$ (0.00)	$ 0.64
Diluted	$ (0.35)	$ 0.49	$ (0.00)	$ 0.63

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,891	85,403	85,744	85,211
Diluted	85,891	86,169	85,744	86,044

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print Only			Digital
		13-week		13-week	13-week		13-week	13-week		13-week

Revenues - Net:	2012	Proforma	2011	% Change	Proforma	2011	% Change	Proforma	2011	% Change

Advertising
Retail	$145,538	$136,123	$149,297	-8.8%	$113,874	$127,112	-10.4%	$22,249	$22,185	0.3%
National	22,902	21,490	22,429	-4.2%	15,521	17,797	-12.8%	5,968	4,631	28.9%
Classified Total	58,968	55,345	58,683	-5.7%	31,742	35,420	-10.4%	23,603	23,263	1.5%
Automotive	21,942	20,530	19,629	4.6%	9,092	9,779	-7.0%	11,438	9,851	16.1%
Real Estate	8,561	8,094	10,139	-20.2%	4,999	6,609	-24.4%	3,095	3,530	-12.3%
Employment	10,267	9,658	11,378	-15.1%	4,444	5,394	-17.6%	5,214	5,984	-12.9%
Other	18,198	17,063	17,537	-2.7%	13,207	13,638	-3.2%	3,856	3,898	-1.1%
Direct Marketing	42,888	40,852	40,144	1.8%	40,852	40,144	1.8%
Other Advertising	90	87	395	-78.0%	87	396	-78.0%
Total Advertising	$270,386	$253,897	$270,948	-6.3%	$202,076	$220,869	-8.5%	$51,820	$50,079	3.5%

Circulation	70,543	65,660	66,953	-1.9%
Other	14,735	13,412	13,536	-0.9%
Total Revenues	$355,664	$332,969	$351,437	-5.3%

Advertising Revenues by Market:
California	$47,232	$44,110	$46,036	-4.2%	$35,918	$37,696	-4.7%	$8,191	$8,341	-1.8%
Florida	43,091	40,869	44,470	-8.1%	34,106	37,948	-10.1%	6,764	6,521	3.7%
Texas	28,200	26,374	29,059	-9.2%	20,917	23,733	-11.9%	5,457	5,326	2.5%
Southeast	77,110	72,424	77,755	-6.9%	55,993	62,347	-10.2%	16,432	15,408	6.6%
Midwest	45,871	43,062	45,719	-5.8%	34,088	36,834	-7.5%	8,974	8,885	1.0%
Northwest	28,757	26,938	27,788	-3.1%	21,054	22,311	-5.6%	5,885	5,477	7.4%
Other	125	119	121	-1.7%	0	0	0.0%	119	121	-1.7%
Total Advertising	$270,386	$253,896	$270,948	-6.3%	$202,076	$220,869	-8.5%	$51,822	$50,079	3.5%

Advertising Statistics for Dailies:
Full Run ROP Linage					4,506.7	4,815.1	-6.4%

Millions of Preprints Distributed					1,433.5	1,463.4	-2.0%

Average Paid Circulation:*
Daily					1,990.1	2,079.3	-4.3%
Sunday					2,708.6	2,818.7	-3.9%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined				Print Only			Digital
		52-week		52-week	52-week		52-week	52-week		52-week

Revenues - Net:	2012	Proforma	2011	% Change	Proforma	2011	% Change	Proforma	2011	% Change

Advertising
Retail	$474,031	$464,616	$499,250	-6.9%	$384,052	$422,299	-9.1%	$80,565	$76,951	4.7%
National	70,477	69,065	76,296	-9.5%	50,024	57,515	-13.0%	19,041	18,781	1.4%
Classified Total	238,280	234,658	251,409	-6.7%	137,308	156,745	-12.4%	97,349	94,664	2.8%
Automotive	83,396	81,984	80,823	1.4%	38,460	42,668	-9.9%	43,524	38,156	14.1%
Real Estate	36,386	35,919	44,703	-19.6%	22,795	30,229	-24.6%	13,124	14,473	-9.3%
Employment	46,954	46,346	51,933	-10.8%	21,305	24,717	-13.8%	25,041	27,216	-8.0%
Other	71,544	70,409	73,950	-4.8%	54,749	59,131	-7.4%	15,660	14,819	5.7%
Direct Marketing	131,309	129,273	128,339	0.7%	129,273	128,339	0.7%
Other Advertising	641	638	1,011	-36.9%	638	1,011	-36.9%
Total Advertising	$914,738	$898,250	$956,305	-6.1%	$701,295	$765,909	-8.4%	$196,955	$190,396	3.4%

Circulation	263,286	258,403	262,335	-1.5%
Other	52,700	51,377	51,000	0.7%
Total Revenues	$1,230,724	$1,208,030	$1,269,640	-4.9%

Advertising Revenues by Market:
California	$158,036	$154,914	$165,355	-6.3%	$123,667	$133,350	-7.3%	$31,247	$32,005	-2.4%
Florida	136,741	134,520	140,736	-4.4%	109,401	115,662	-5.4%	25,119	25,073	0.2%
Texas	96,928	95,102	106,179	-10.4%	73,670	85,090	-13.4%	21,432	21,089	1.6%
Southeast	264,201	259,515	276,419	-6.1%	198,426	219,204	-9.5%	61,089	57,215	6.8%
Midwest	158,584	155,775	163,410	-4.7%	120,963	129,466	-6.6%	34,812	33,944	2.6%
Northwest	99,701	97,882	103,986	-5.9%	75,168	83,136	-9.6%	22,714	20,850	8.9%
Other	548	542	220	146.4%	0	1	-100.0%	542	220	146.4%
Total Advertising	$914,739	$898,250	$956,305	-6.1%	$701,295	$765,909	-8.4%	$196,955	$190,396	3.4%

Advertising Statistics for Dailies:
Full Run ROP Linage					17,355.8	18,496.9	-6.2%

Millions of Preprints Distributed					4,657.9	4,969.1	-6.3%

Average Paid Circulation:*
Daily					1,985.9	2,103.6	-5.6%
Sunday					2,715.1	2,800.5	-3.0%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income (Loss) to Operating Cash Flows

	Three Months Ended		Year Ended
	Dec. 30,	Dec 25,	Dec. 30,	Dec 25,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 270,386	$ 270,948	$ 914,738	$ 956,305
Circulation	70,543	66,953	263,286	262,335
Other	14,735	13,536	52,700	51,000
	355,664	351,437	1,230,724	1,269,640
OPERATING EXPENSES:
Compensation excluding restructuring charges	113,290	104,263	438,750	443,854
Newsprint, supplements and printing expense	38,567	38,313	140,932	145,874
Other cash operating expenses	85,836	83,618	330,140	327,859
Cash operating expenses excluding restructuring charges	237,693	226,194	909,822	917,587
Restructuring related compensation charges	955	601	4,651	13,853
Other restructuring charges	1,298	890	4,840	890
Impairment charges related to asset sales	-	3,142	-	14,467
Depreciation and amortization	32,971	30,326	125,275	121,528
Total operating expenses	272,917	261,153	1,044,588	1,068,325

OPERATING INCOME	82,747	90,284	186,136	201,315
Add back:
Depreciation and amortization	32,971	30,326	125,275	121,528
Restructuring related compensation charges	955	601	4,651	13,853
Other restructuring charges	1,298	890	4,840	890
Impairment charges related to asset sales	-	3,142	-	14,467
OPERATING CASH FLOW	$ 117,971	$ 125,243	$ 320,902	$ 352,053

OPERATING CASH FLOW MARGIN	33.2%	35.6%	26.1%	27.7%

Reconciliation of Net Income to Adjusted Net Income

Net Income (Loss):	$ (30,015)	$ 42,005	$ (144)	$ 54,389

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	59,956	(796)	56,108	748
Restructuring related compensation charges	583	367	2,896	8,547
Gain on sale of internet asset	-	-	-	(1,182)
Accelerated depreciation on equipment	1,350	740	5,299	740
Other restructuring charges	821	553	3,070	553
Non-cash impairments	-	1,928	-	9,081
Impairment recorded by minority owned company	4,297	-	4,297	-
Reversal of interest on tax items	(221)	(219)	(5,069)	(2,969)
Certain discrete tax items	(2,968)	(1,371)	(10,014)	(9,769)
Adjusted net income	$ 33,803	$ 43,207	$ 56,443	$ 60,138

CONTACT: Ryan Kimball, Assistant Treasurer, +1-916-321-1849, rkimball@mcclatchy.com